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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE   Contact:    Angela Rubin
                                    Guilford Pharmaceuticals Inc.
                                    (410) 631-6449

                                    Brad Miles (media)
                                    BMC
                                    Jonathan Fassberg (investor)
                                    The Trout Group
                                    (212) 477-9007


          GUILFORD PHARMACEUTICALS INC. ANNOUNCES STOCK REPURCHASE PLAN

Baltimore, MD, September 2, 1998 -- Guilford Pharmaceuticals Inc. (Nasdaq: GLFD) today announced that a Committee of the Company's Board of Directors has authorized a common stock repurchase program of up to one million shares of the Company's common stock in the aggregate. The Company will purchase its common stock in the open market or in block transactions from time to time as it deems appropriate. Guilford Pharmaceuticals has implemented the repurchase plan since it believes that at recent market prices its common stock represents an attractive economic value.

Guilford Pharmaceuticals Inc. is a biopharmaceutical company engaged in the development of polymer-based therapeutics for brain and other cancers, and novel products for the diagnosis and treatment of neurological diseases, including Parkinson's Disease, Alzheimer's disease, stroke, head trauma, spinal cord injuries, multiple sclerosis, peripheral neuropathies and cocaine addiction.

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Internet address:       http://www.guilfordpharm.com
For Press Releases:     http://www.prnewswire.com

This press release contains forward-looking statements that involve risk and uncertainties, including those described in the section entitled "Risk Factors" contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, that could cause the Company's actual results and experience to differ materially from anticipated results and expectations expressed in these forward-looking statements. Among other things, the one million shares authorized for the repurchase program is a maximum limit, and the Company in its discretion may not complete the repurchase of all such shares due to fluctuating market conditions or other reasons.